PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation 5430 LBJ Freeway Suite 1700 Dallas, TX 75240	Bruce P. Inglis Vice President – Finance and Corporate Controller 303-296-5600

TIMET ANNOUNCES PRELIMINARY 2005 RESULTS

DALLAS, February 13, 2006 — Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) announced that full year 2005 sales revenue increased 50% to approximately $750 million, compared to 2004 sales revenue of $501.8 million. The increase in sales revenue results from increases in volumes and average selling prices for both melted and mill products. Mill product average selling prices increased approximately 31% and melted product average selling prices increased approximately 50% during 2005, as compared to 2004. Mill product sales volumes increased approximately 11% while melted product sales volumes increased approximately 6% during 2005, as compared to 2004.

The Company expects full year 2005 operating income of $170 million to $175 million, compared to operating income of $43.0 million for 2004. The increase in operating income primarily results from higher selling prices and volumes for both melted and mill products, offset in part by higher raw material costs. Operating income in 2004 has been restated for the effects of the Company’s previously reported change its method for inventory costing from the last-in, first-out (“LIFO”) cost method to the specific identification cost method for the approximate 40% of the Company’s consolidated inventories previously accounted for under the LIFO cost method.

The Company expects full year 2005 net income attributable to common stockholders of approximately $142 million to $147 million, compared to $43.3 million (as restated) for 2004. The 2005 net income attributable to common stockholders includes (i) a $13.9 million pre-tax non-operating gain on the sale of certain property and (ii) a $51 million income tax benefit related to the reversal of the Company’s deferred tax valuation allowance in the U.S. and the U.K.

The Company’s backlog at the end of December 2005 was a record $870 million, a $160 million (23%) increase over the $710 million backlog at the end of September 2005 and a $420 million (93%) increase over the $450 million backlog at the end of December 2004.

The Airline Monitor, a leading aerospace publication, recently issued its January 2006 semiannual forecast for commercial aircraft deliveries. In this new forecast, The Airline Monitor increased its estimate of large commercial aircraft deliveries over the next five years beginning in 2006 by 513 planes, a 12% increase over its July 2005 forecast. This forecast includes a 20% increase in Boeing 787 wide bodies, which are expected to require a higher percentage of titanium in their airframes, engines and other parts than any other commercial aircraft. The Company continues to believe that the titanium industry is in the early stages of the business cycle and that the current uptrend will likely continue beyond 2006.

As a result, the Company currently expects full year 2006 net sales revenue will increase by 35% to 50% from 2005. This increase is primarily driven by expected continued increases in melted and mill product average selling prices. Although raw material and other costs will likely continue to increase in 2006 as well, the Company expects to achieve significant operating income growth again in 2006, with anticipated full year 2006 operating income at levels 35% to 50% higher as compared to operating income in 2005.

TIMET currently intends to release its final fourth quarter 2005 and full year 2005 results contemporaneously with the filing of its 2005 Annual Report on Form 10-K (“Annual Report”) with the Securities and Exchange Commission (“SEC”). The Company currently expects to file such Annual Report on or before the SEC’s applicable filing deadline of March 16, 2006. The Company’s 2005 results are subject to completion of an audit and the filing of its Annual Report. While the Company currently believes the financial information that will be contained in its Annual Report when filed will be consistent with the information contained in this release, the financial information contained in this release is, however, preliminary in nature, subject to revision and could differ from the Company’s consolidated financial statements that will be contained in its Annual Report when filed.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurance that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in the Company’s other filings with the SEC which include, but are not limited to, the cyclicality of the commercial aerospace industry, the performance of aerospace manufacturers and the Company under their long-term agreements, the renewal of certain long- term agreements, the difficulty in forecasting demand for titanium products, global economic and political conditions, global productive capacity for titanium, changes in product pricing and costs, the impact of long-term contracts with vendors on the ability of the Company to reduce or increase supply or achieve lower costs, the possibility of labor disruptions, fluctuations in currency exchange rates, fluctuations in the market price of marketable securities, control by certain stockholders and possible conflicts of interest, uncertainties associated with new product development, the availability of raw materials and services, changes in raw material prices and other operating costs (including energy costs), possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts, the potential for adjustment of the Company’s deferred income tax asset valuation allowance and other risks and uncertainties. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The financial information contained in this release is subject to future correction and revision and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, as each may be amended from time to time, filed with the SEC.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.